Exhibit 2.1

AMENDMENT NO. 1

to

Business Combination Agreement

This Amendment No. 1 to the Business Combination Agreement (this “Amendment”) is made as of June 9, 2021, by and among Montes Archimedes Acquisition Corp., a Delaware corporation (“MAAC”), and Roivant Sciences Ltd., a Bermuda exempted limited company (the “Company”). Capitalized terms used, but not otherwise defined herein, shall have the meaning given to them in the BCA (as defined below).

WHEREAS, on May 1, 2021, (a) MAAC, the Company and Rhine Merger Sub, Inc., a Delaware corporation and a direct wholly owned Subsidiary of the Company, entered into that certain Business Combination Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms, the “BCA”) and (b) the Company, MAAC, Patient Square Capital LLC, a Delaware limited liability company (the “MAAC Sponsor”), and, solely for purposes of certain provisions therein, each of James C. Momtazee, George Barrett, Maria C. Walker and Steve Oesterle entered into that certain Sponsor Support Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Sponsor Support Agreement”);

WHEREAS, pursuant to Section 8.3 of the BCA, the BCA may be amended or modified only by a written agreement executed and delivered by MAAC and the Company;

WHEREAS, on the date hereof (a) MAAC, the Company, the MAAC Sponsor, James C. Momtazee, George Barrett, Maria C. Walker and Steve Oesterle are entering into Amendment No. 1 to the Sponsor Support Agreement in order to provide that, among other things, (i) each MAAC Class B Share held by a MAAC Independent Director or a MAAC Independent Director Transferee (each as defined in Section 1 below) issued and outstanding immediately prior to the Effective Time be converted as of the Effective Time into the number of Company Post-Closing Common Shares equal to the Sponsor Exchange Ratio, on the terms and subject to the conditions set forth in the BCA and the Sponsor Support Agreement, and (ii) a portion of the Company Post-Closing Common Shares that are issued to the MAAC Independent Directors or any MAAC Independent Director Transferee upon conversion of the MAAC Class B Shares in the Merger be subject to the vesting provisions set forth in the Sponsor Support Agreement, and (b) each MAAC Independent Director, on the one hand, and the Company, on the other hand, is entering into a Lock-Up Agreement; and

WHEREAS, each of MAAC and the Company desire to amend the BCA in connection with agreements described in the preceding recital.

NOW, THEREFORE, in consideration for the mutual promises made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, MAAC and the Company hereby agree to amend the BCA as follows:

1.                   Amendments to the BCA.

(a)                Section 1.1 of the BCA is hereby amended by adding the following new definitions in the appropriate alphabetical order:

“MAAC Independent Directors” means, collectively, George Barrett and Steve Oesterle.

“MAAC Independent Director Transferee” means any transferee of MAAC Class B Shares originally held by a MAAC Independent Director, prior to the Effective Time.

(b)                Section 2.1(b)(vii) of the BCA is hereby amended and restated in its entirety and replaced with the following:

“(vii) At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, (A) each (x) MAAC Class A Share and (y) each MAAC Class B Share that is not held by the MAAC Sponsor, any Affiliate of the MAAC Sponsor, any MAAC Independent Director or any MAAC Independent Director Transferee (other than the MAAC Class A Shares and MAAC Class B Shares canceled and extinguished pursuant to Section 2.1(b)(ix)) issued and outstanding as of immediately prior to the Effective Time shall be automatically canceled and extinguished and converted into one Company Post-Closing Common Share and (B) each MAAC Class B Share issued and outstanding and held by the MAAC Sponsor, any Affiliate of the MAAC Sponsor, any MAAC Independent Director or any MAAC Independent Director Transferee as of immediately prior to the Effective Time shall be automatically canceled and extinguished and converted into the number of Company Post-Closing Common Shares equal to the Sponsor Exchange Ratio; provided that for the avoidance of doubt, a number of Company Post-Closing Common Shares owned by the MAAC Sponsor, any Affiliate of the MAAC Sponsor, any MAAC Independent Director or any MAAC Independent Director Transferee, determined pursuant to the Sponsor Support Agreement, shall become subject to the vesting and other terms and conditions set forth in the Sponsor Support Agreement at the Effective Time. As of the Effective Time, all MAAC Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and shall thereafter represent the number of Company Post-Closing Common Shares into which such MAAC Shares were converted pursuant to this Agreement. From and after the Effective Time, each Pre-Closing MAAC Shareholder’s certificate(s) (the “Certificates”), if any, evidencing ownership of MAAC Shares and MAAC Shares held in book-entry form issued and outstanding immediately prior to the Effective Time shall each cease to have any rights with respect to such MAAC Shares, except as otherwise expressly provided for herein or under applicable Law.”

(c)                Section 2.3 of the BCA is hereby amended and restated in its entirety and replaced with the following:

“Section 2.3 Fractional Shares. Notwithstanding the foregoing or anything to the contrary herein, no fractional Company Post-Closing Common Shares shall be issued in connection with the transactions contemplated hereby. Except with respect to Company Equity Awards, all fractional Company Post-Closing Common Shares that each Company Equityholder will have a right to receive in connection with the Company Pre-Closing Steps, as well as (a) all fractional Company Post-Closing Common Shares that the MAAC Sponsor and its Affiliates as holders of MAAC Class B Shares will have a right to receive in connection with the Merger and (b) all fractional Company Post-Closing Common Shares that each MAAC Independent Director and the applicable MAAC Independent Director Transferee(s) as holders of MAAC Class B Shares will have a right to receive in connection with the Merger, shall, in each case be aggregated and, if a fractional share results from such aggregation, such fractional share shall be rounded down to the nearest whole share.”

2.                   Effect of Amendments and Modifications. Except as expressly amended hereby, the BCA shall remain unaltered and in full force and effect and the respective terms, conditions or covenants thereof are hereby in all respects confirmed. Whenever the BCA is referred to in any agreement, document or other instrument, such reference will be to the BCA as amended by this Amendment. For the avoidance of doubt, each reference in the BCA, as amended hereby, to “the date hereof”, the “date of this Agreement” and derivations thereof and other similar phrases shall continue to refer to May 1, 2021.

3.                   Miscellaneous. Sections 8.5, 8.7, 8.10, 8.11, 8.15 and 8.16 of the BCA are incorporated herein by reference, mutatis mutandis.

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IN WITNESS WHEREOF, the undersigned have caused this Amendment to be signed as of the date first written above.

MONTES ARCHIMEDES ACQUISITION CORP.

By:	/s/ Maria C. Walker
Name:	Maria C. Walker
Title:	Chief Financial Officer

ROIVANT SCIENCES LTD.

By:	/s/ Marianne Romeo
Name:	Marianne Romeo
Title:	Head, Global Transactions & Risk Management

[Signature Page to Amendment No. 1 to the Business Combination Agreement]